                                                                   EXHIBIT 10.14

                                   L E A S E
                                   =========

The following LEASE is contracted

                                    between

the GAW VERMOGENSVERWALTUNG Georg A. Wissler,
Babenhauser Str. 4, 63762 Grossostheim, Tel. 06026 / 7068, represented by Mr. Georg A. Wissler

                                                 - LESSOR -


                                      and

the company VIKING Direct GmbH
63762 Grossostheim, Babenhauser Strasse 50
Phone                    Fax
represented by the President Mr. Rudolf Kaldekerken

                                                 - LESSEE -


                                 Paragraph I.

Lease object:
- -------------

1. The lessor leases building No. 8, ground floor of the IndustrieHandelsPark Nord, Babenhauser Str. 50, 63762 Grossostheim, together with the included social and administrative building No. 8 a, including truck and auto parking spaces, to the lessee as a warehouse and sales center for office products. The leased total utilizable area of the buildings No. 8 + 8 a amounts to 6547 m/2/ according to the included ground-plan. The arrangement of the also leased truck and auto parking spaces is also shown in the included plans of the site.

 2. The hall 8 and the office building 8 a will be transferred in newly renovated condition.

 3. The leased space will be measured together with the lessor - according to DIN 283 upon request of the lessee by August 15th, 1995, at the latest, otherwise the square meters-stated in paragraph III, are valid.

 4. The included plans from March 8th, 1995, consisting of the following, are the foundation of this contract:

     No. 5080 a Site     - plan of the IndustrieHandelsPark Nord
     No. 5080 b Site     - plan of the auto and truck parking spaces
                           Bldg. 8 + 8 a
     No. 5080 c Ground   - plan of the ground floor Hall No. 8
     No. 5080 d Cross    - section Hall No. 8
     No. 5080 e Views of Hall 8
     No. 5080 f Ground   - plan Office 8 a. ground floor. 1st and 2nd upper
                           floors

 5.  The areas are marked as following in the site plans 5080 a and 5080 b:
     ----------------------------------------------------------------------

     - Building leased to the lessee                            green
     - Parking spaces leased to the lessee                      yellow
     - Surrounding leased area                                  blue
     - Courtyard and street areas, which the lessee uses
       together with the other tenants as driveways             red


                                 Paragraph II.

     Beginning of lease / Transfer / Duration of lease / Termination:
     ----------------------------------------------------------------------

 1.  The tenancy begins on July 1st, 1995 or at the latest upon transfer.

 2. Upon transfer, a written protocol describing the condition of the lease object upon occupation is to be drawn up. This protocol is to be signed by both parties.

 3. The tenancy is contracted for a fixed duration of 10 years, in other words until June 30th, 2005.

 4. The tenancy can be terminated by both parties of the contract with adherence to a notice period of 12 calendar months before the end of the fixed duration of the contract, in other words, June 30th, 2005. The termination must be sent by registered mail with return confirmation. The day of the postage stamp cancellation is decisive for punctuality. In case the termination is served personally, the termination shall be confirmed by the owner.

5. If the tenancy is not terminated with the proper notice as determined in paragraph II, chapter 4, it is extended for 5 more years after the fixed duration of the contract has expired. It can be terminated with adherence to a notice period of 12 months before the end of the extended term. This termination must also be sent with registered mail with return confirmation. The day of the postage stamp cancellation is decisive for punctuality.

6. The right to exceptional termination for important reasons is untouched by the foregoing provisions.


                                Paragraph III.


     Rent / Ancillary expenses:
     --------------------------

1.   The monthly rent is composed of the following:


     a) Ground level hall utilizable space

        6112 m/2/ @ DM 8.00                              DM 48,896.00

     b) Social rooms ground floor 145 m/2/
        Office 1st upper floor    144 m/2/
        Office 2nd upper floor    144 m/2/
                                  --------

                                  435 m/2/ @ DM 14.80    DM  6,438.00

     c) Truck parking spaces
        located at the ramp 3.50 x 14 m

        14 spaces @ DM 225.00                            DM  3,150.00

     d) Truck parking spaces
        located next to the ramp 4.50 x 11 m

         2 spaces @ DM 300.00                            DM    600.00

     e) Hall surrounding area
        in range of entrance and hall gates

        210 m/2/ @ DM 3.50                               DM    735.00

     f) Auto parking spaces
        asphalt and marked parking spaces on
        East + West + North sides

        61 spaces @ DM 42.00                             DM  2,562.00
                                                         ------------

                                     Net monthly rent    DM 62,381.00

                                     Plus 15 % VAT       DM  9,357.15
                                                         ------------

                                     Gross monthly rent  DM 71,738.15
                                                         ============

 2.  Ancillary Expenses
     ------------------

     a) Heating costs: The buildings No. 8 + 8 a are heated by a pump warm - water heater 80/60 (degree)C from building 7 b. which delivers an inside temperature of +20 (degree)C in the hall and an inside temperature of +22 (degree)C in the offices, at an outside temperature of -10 (degree)C.

         The heating costs are registered by a calorimeter. The calculation is done by representation, related to the heated building utilized spaces and measured consumption of the leased number of square meters.
         The heat is delivered by WIDEFLEX GmbH at the rates which are common (comparable or cheaper than public heat plants for supplying commercial rooms), and include operational, maintenance, and service costs. The settlement of accounts is carried out by an authority after the heating period has ended.

         The lessee will make an appropriate monthly advance payment from June 1st to May 31st of the following year. These advance payments are calculated according to the consumption during the previous heating period, and take any possible changes in costs into account.

     b)  Service costs heating devices inside the building:
         -------------------------------------------------
         The operating and maintenance expenses for the consumption metering devices (heat quantity meter, among others) and the heating installations are to be appointed and carried out by the lessee.

     c)  Heating costs advance payment:
         -----------------------------
         The present monthly heating cost advance payment amounts to:

         6.547 m/2/ @ DM 1.10                              DM 7,201.70
                               plus 15%  VAT               DM 1,080.26
                                                           -----------
                                                           DM 8,281.96
                                                           ===========

     d) Additional heating costs are created by the following: fuel oil, corresponding order and delivery costs, daily supervision of the heating system, burner maintenance including repair work, etc.

     e) Electricity: The power and light electricity supply (220/230 Volt, 50 Hz) for the building No. 8 + 8 a, connected load approx. 90 kW, is done by WIDEFLEX GmbH via the transformer location of the IndustrieHandelsPark Nord. The electricity consumption is registered by the metering devices in building No. 8 + 8 a, which are read off monthly, and is billed according to the common rates of the company
         EVU - WIDEFLEX, consisting of representation + measured consumption + power losses etc.

          This includes the operating and maintenance costs for the transformer location, the high voltage switching system, the low voltage main distributor, the low voltage cable network. These costs are added to the electricity price.

          The present calculated electricity price for the time being per kWh of effective power consumption, including representation, amounts to DM
          0.32 + Tax. WIDEFLEX GmbH retains the right to change the power price so that it passes on any discounts offered by the power supplier or increases in expense to the lessee.


     f)   Water / Sewer fees: The water and sewer fees are registered via the
          -------------------
          water meters in building No. 8 + 8 a, and the lessee is billed according to the fee rates of the Marktgemeinde Grossostheim, plus reading fees.

          These are presently DM/m/3/ 4.10 plus tax for water supply and drainage together.


     g)   Garbage removal service: If the public garbage removal service is
          ------------------------
          used, the costs are to be paid directly to the garbage removal service by the lessee.


     h)   Cleaning of the leased rooms: The cleaning of the leased rooms
          -----------------------------
          including the glass front is to be taken care of by the lessee. The cleaning is to be done in weekly intervals, in order to present the object, at all times, in an immaculate condition. Furthermore, once a year, during the month of March, the lessee is to have a base cleaning done by a building cleaning service at her own expense, so that the standard of cleanliness present upon transfer remains extensively maintained.


     i)   Property tax: The lessee takes over the accruing property tax for the
          -------------
          leased buildings No. 8 + 8 a and the parking spaces.


     j)   Plant security: It will be inevitable, due to the size of the
          ---------------
          IndustrieHandelsPark Nord and its valuable inventories, to pursue a guard of the objects by two plant security members, during the time period from 4.00 p.m. to 6.00 a.m. on weekdays, and 24 hours on weekends.

          The guarding service will be organized by the WIDEFLEX service company, in other words it will authorize a plant security company. The accommodation will be provided by guard house, to be built by the GAW Vermogensverwaltung. The GAW Vermogensverwaltung remains the right to introduce this guarding service, provided that more than 51% of the lessees, according to the leased area of the IndustrieHandelsPark Nord wish to have a guarding service.

         The GAW Vermogensverwaltung must only introduce this guarding service, if the costs for this security service, according to the leased area, can be covered by all lessees, or, if the majority of the lessees, requiring the introduction of plant security, also takes care of the generated costs.

         The costs generated by plant security will be proportionally calculated according to the leased and covered (heated) leased area, provided that all lessees had required this service. Provided all lessees wish to have plant security, the costs will be calculated proportionally to the expense of the lessees who had asked for the guarding service.

         The costs include: staff expenses, guard house rent, heating costs - cleaning, maintenance and servicing of the technical installations: barriers, gate + gate motor, fencing, telecommunications installations, fire department telephone connection, registration systems, telephone bills, electricity, water, billing and supervision expenses of the WIDEFLEX GmbH, etc.

 3.  Ancillary costs for outside installations:
     -----------------------------------------

     The IndustrieHandelsPark Nord is a privately run industrial and commercial area with extensive gate and fence installations and extensive green areas, etc.

     These common installations which are used by all tenants are tended and maintained by WIDEFLEX GmbH. The operation and maintenance costs for outside installations are determined and apportioned to the tenants with proof of cost account by an authority at the end of the year. The services include:

     a)  Cleaning of the streets:
         ------------------------
         Half of the cleaning in the area of the Babenhauser Strasse, the Bauhofstrasse, the Stockstadter Strasse, in the IndustrieHandelsPark Nord, according to the community fee rates of the Marktgemeinde Grossostheim. Cleaning of the commonly used asphalt private streets, open areas, and parking spaces in the IndustrieHandelsPark Nord, based upon 52 cleanings per year, including sewer and street drain cleaning.

     b)  Winter service:
         ---------------
         The winter service (clearing snow and littering) is done for the leased open areas, the commonly used streets, the parking areas and the apportioned part of the local road.

     c)   Green areas:
          ------------
          Tending of the green areas in the complete IndustrieHandelsPark Nord Gro(beta)ostheim, based upon 15 lawn mowings, pruning 6 times in the plant area (conifers and thickets), 3 times weed killing in the areas of the street edges and borders of the halls, including waste removal, fertilization, maintaining the fences and gates with partial locking service, flowers: summer and fall plantings.


     d)   Outside lighting:
          -----------------
          Maintaining the outside and security lighting, including replacement of disposable, glimmer switches, etc.


     e)   Advance payment:
          ----------------
          The monthly advance payment amounts to:

          Utilized area buildings No. 8 + 8 a

          6.547 m/2/ @ DM 0.25                    DM  1,636.75

                               plus 15 % VAT      DM    245.51
                                                  ------------

                                                  DM  1,882.26
                                                  ============

     f)   Sprinklers:
          -----------
          The hall 8 is protected with a sprinkler system, protection class Bg
          4.2 7.5 mm, which is taken care off and protected under supervision of the technical guidelines of the VDS, and supplied by a common central headquarters in building 7 b. The maintenance of the sprinkler headquarters is done by WIDEFLEX GmbH.

          The operating and service costs which accrue, for example, electricity, water, fuel, heating, daily visual checks, weekly trial alarms, semiannual testing by the VDS or by equivalent organizations, i.e. TUV, or independent experts, are apportioned to the tenants of the sprinkled buildings (hall6+7+8) according to area, and are to be paid by the lessee. The monthly advance payment presently amounts to:

          6.112 m/2/ sprinkled area @ DM 0.15               DM    916.80

                                              plus VAT      DM    137.52
                                                            ------------

          Gross advance payment                             DM  1,054.32
                                                            ============

     4.   Non-recurring ancillary costs address signs:
          --------------------------------------------

          The lessor will have two eloxated, engraved aluminum signs 30 x 60 cm hung up at the entrance of the IndustrieHandelsPark and at building 8. The costs for these signs, their installation and removal after the end of the lease period are to be carried by the lessee. The costs are:

          3 signs @ DM 110.--                                  DM  330.--

                                          plus 15 % VAT    DM  49.50
                                                           ---------

                                                           DM 379.50
                                                           =========

     5.   Due Date:
          ---------

     a) The rent must be paid monthly into a bank account which is named by the lessor by the 5th work day of every month in advance. This account at the present is: "Mietkonto der GAW Vermogensverwaltung, acc. no. 21824, BLZ (bank no.) 795 500 00, Sparkasse Aschaffenburg-Alzenau, 63739 Aschaffenburg, Friedrichsstrasse 19.

     b) The rent ancillary costs must be paid monthly into the bank account of the WIDEFLEX GmbH by the 5th work Day of every month in advance. This account at the present is: WIDEFLEX GmbH. Bayerische Vereinsbank, Filiale Grossostheim, acc.-no. 6815049, BLZ 795 200 70.

     6.   Accounting period ancillary costs + rent ancillary expenses:
          ------------------------------------------------------------

          The settlement of the rent ancillary expenses is carried out by the service company WIDEFLEX Grossostheim.

          The accounting period for the heating costs is from June 1st until May 31st of the following year. The final settlement is carried out 6 months after the end of the heating period, at the latest. Electricity and water/sewage fees are calculated monthly.
          The accounting period for the ancillary costs outside installations and sprinkler system is comprised by the complete year. Final settlement is reached, at the latest, 6 months after the end of the year.


     7.   Most favourable price clause:
          -----------------------------
          All ancillary costs mentioned in (S) III subparagraph 2 like heating costs, electricity, guarding service and subparagraph 3 ancillary costs for outside area like street cleaning, winter service, green areas, outside lighting and sprinklers correspond with the most favourable customary local price. The lessor agrees that no cost exceeding the customary local price will be charged. The customary local price, for the purpose of this agreement, will be determined by a certified authority (Chamber of Industry and Commerce) who will be commissioned by the lessor.

                                 Paragraph IV.

     Setting off prohibition / Retention:
     ------------------------------------

     Setting off claims of the lessee against the claims of the lessor to payment of rent and the contractually agreed upon ancillary costs is not possible, unless the claim is specifically recognized in writing by the lessor beforehand, or has been legally determined by court judgment. The lessee practicing retention rights against the lessor is excluded from this contract.

     Rent reduction is only permissible, if the lessee had announced her intention towards rent reduction in written style, at least a month ahead of time, and if she had asked the lessor to eliminate the rent shortage during an appropriate time period, in the same letter.

                                 Paragraph V.

 1.  Value insurance clause:
     -----------------------

     a) In respect of long duration of the tenancy, which is automatically renewed if not terminated, the parties to the contract agree that as of January 1st, 1996 an appropriate adaptation of the rent by increase in rent or rent reduction shall occur, in so far as the cost of living index for an average 4 person employee household in the area of the Federal Republic, including West Berlin (not including the new federal states), goes up or down by more than 10 points according to the Statistisches Bundesamt Wiesbaden in regard to determined index for the key date January 1st, 1991-- depending on the index base 1980 = 100 points. Several increases or reductions are added together by addition to the point count.

     b) If a change in rent has occurred because of relevant conditions, a renewed change occurs if during the further duration of the contract an increase or reduction of at least 10 points happens according to the key date of the last change.

     c) In every case of increase or reduction of 10 points, the rent increases or decreases as of the first of the month on which the full 10 points were attained by a 0.5% of the last valid rent per full index point.

         Example:
         --------
         Should an increase of 14 points occur in the period of Janaury 1st, 1996 to December 31st, 1997, the rent increases as of January 1st, 1998 by 14 x 0.5% = 7.0%. The same is valid for a reduction.

 2. The lessor takes over the responsibility of obtaining any necessary permission for the value insurance clause from the Landeszentralbank.

                                 Paragraph VI.

Usage compensation / Subletting:
- --------------------------------

 1. Every change in the usage of the lease object requires written permission from the lessor. Any necessary notification, reports, and permits necessary with the authorities are completely the task of the lessee. The lessor commits himself to support the lessee as required, if permission is granted by the lessor.
     The lessor may refuse consent in case the proposed change in usage jeopardizes the lessor's own conserns which are worth being protected.

 2. Previous written permission from the lessor is necessary before subletting. The lessor has the right to refuse permission if there are important reasons.

 3. The lessee is committed to notify the lessor in writing of any changes in usage and/or subletting, and also to substantiate them if required. The lessor is committed to notify the lessee of her permission or denial in writing within one month.

                                Paragraph VII.

Installations and miscellaneous measures for using the lease object:
- --------------------------------------------------------------------
 1. The lessee is obliged to handle the lease object carefully and considerately.

 2. The lessee has the right to have any installations which are usual for the the intended use of the tenancy, installed at her own expense. Written permission, after submitting plans, is to be obtained from the lessor for necessary constructional changes during tenancy. The lessor has the right to deny permission if an impairment of her interests or danger to the lease object could occur through the planned measures. A reduction of the rent is out of the question, should the usefulness of the lease object be impaired by reconstruction.

 3.  Usage of forklifts:
     -------------------
     Four wheel forklifts with electric drive or gas drive + soot filter may be used in the hall. The wheels should have a great diameter and possibly air pressurized. The usage of three wheel forklifts is not permitted. The usage of other forklift types requires the lessor's permission.

                                Paragraph VIII.


Liability of the parties of the contract / Fire insurance costs:
- ----------------------------------------------------------------


1. Occurring damages to the lease object are to be reported to the lessor immediately. If there is danger in delay, the lessee may have the necessary measures taken at the expense of the lessor. The lessee must however, notify the lessor beforehand by telephone.

2. Minor and small repairs of up to DM 300.--in special cases up to a yearly maximum amount of DM 1,000.--are at expense of the lessee. They will be done and paid for by the lessee.

3. The lessee will take out a liability insurance policy for the business in the warehouse No. 8, with office building No. 8 a, including the surrounding streets, free areas, parking lots, and additional areas.

4. The lessee assumes the risk of fire, water, also rain water, storm, breaking and entering, theft, etc. for the goods which are brought into the rented rooms and for the damages which may occur to the building during breaking and entering robbery or vandalism. Upon request the lessee must provide the lessor with written proof of such an insurance policy. In so far as the risk cannot be insured by the lessee, the insurance policy will be taken out of the lessor. The costs which accrue as a result (premiums) are carried by the lessee.

5. The lessor bears the building fire insurance, for an empty building. The lessee bears the excess sum of the premium for the building fire insurance which is the result of the increase in risk due to commercial usage. The lessor will present the building fire insurance premium, and pass on the excess sum for the lessee to pay, and submit a copy of the bill for the premium. The sum of the premium which has been passed on is due upon presentation to the bill.

6.   Recourse renunciation:
     ----------------------
     The lessee respectively her insurance withholds from claims against the lessor, in case of damage to property caused by the lessor, the WIDEFLEX GmbH resp. on of their employees due to fire or explosion, provided that her liability insurance is not exceeded.

7. Necessary repairs to the roof and walls will be carried out and paid for by the lessor, with the exception of the carpeting. If the lessee is responsible for damages to the building, she must reimburse the lessor for these repair costs. She had the right to repair the damage herself if she observes the quality standards of the lessor. This is valid for all damages caused by suppliers, customers, visitors or employees and miscellaneous persons of the lessee.

8. The building will be transferred in newly renovated condition as listed in the transfer protocol with new lighting.

9. The expense for renovation measures, especially cosmetic repairs, including carpeting base cleaning inside of the building, during the tenancy will be done by and paid for by the lessee. This is to be done in intervals of five years at the least or earlier, should it be necessary, so that the building always makes a clean well groomed impression.

10. The lessee and the lessor oblige themselves to keep the common driveways and passages free: Special care is to be taken to keep the driveways and surrounding passages, free at all times, especially for the fire brigade.


                                 Paragraph IX.

     In order to secure all claims of GAW Vermogensverwaltung under this lease the lessee as principal debtor will provide the lessor with an unconditional, unlimited guaranty of a major German bank in the amount of DM 600.000.00.

     This letter of guaranty shall be deposited with GAW Vermogensverwaltung at the latest 4 weeks upon execution of this lease. The performance of this obligation is an essential prerequisite for the validity of this lease. GAW Vermogensverwaltung agrees to keep this letter of guaranty in custody, GAW Vermogensverwaltung shall not encumber or transfer the letter of guaranty.

     After 2 years as of the occupation of hall 8 GAW will release a part of the guaranty in the amount of DM 200.000.00. After 6 years as of the occupation of hall 8 GAW will return the letter of guaranty of the lessee.

     GAW Vermogensverwaltung shall pay 50% of the guaranty commission, which has to be paid for by the lessee, however, a maximum of 0.75% per annum of the guaranty amount of DM 600.000.00 initially and then DM 400.000.00.

     The lessee will invoice this share of the commission to the lessor 3 months after the beginning of each year of lease.


                                 Paragraph X.

Termination of the tenancy / Return:
- ------------------------------------

1. Upon termination of the tenancy, the lease object is to be returned base cleaned, tidy, and newly renovated.

2. Damages to the building which happen during removal of the business furnishings occur to the lessee and must be corrected at her expense.

3. The lessee must remove the installations and reconstruction which was done by her and restore the original constructional condition upon occupation at her own expense upon request of the lessor. If the installations are taken over by the lessor, compensation is to be taken according to their current value.

4. The object is returned with new fluorescent tubes + HQL bulbs + PAR bulbs. Upon returning the buildings No. 8 + 8 a, the lessee replaces all luminous matter with new luminous matter. The lessee bears the expense.

5. Upon returning the lease object, a written transfer protocol is to be drawn up and signed by the involved parties. The condition of the lease object upon returning must be described in it.


                                 Paragraph XI.


Lease of building No. 7 IndustrieHandelsPark Nord:
- --------------------------------------------------

     Building 7 is presently occupied by Motex GmbH, Grossostheim. GFW Vermogensverwaltung is planning on erecting a 20.000 m/2/ warehouse in 1995/96 for Motex GmbH. After completion of the new warehouse Motex GmbH will leave building 7 which can relet.

     The lease intends to lease the one-storey building 7 with the three-storey social and administrative building 7a plus POV and truck carparks.

     The area of building 7 is composed as follows:

a)   Ground floor hall utilizable area:       5,944 m/2/

b)   Social rooms ground floor                  144 m/2/
     Office rooms 1st floor                     143 m/2/
     Office rooms 2nd floor                     143 m/2/
                                                --------
                                                430 m/2/

c)   Ramp area = 14 truck parking spaces

d)   Surrounding area resp. frontal area:
     East 520 m/2/      = 42 parking spaces
     West 520 m/2/      = 41 parking spaces

     The lessor is prepared to let building 7, as soon as it is available to the lessee applying the same conditions as for building 8, the rent being adjusted in accordance with the inflation rate. The lessor shall use its best endeavours to make available the building by 1 January 1997 as requested by the lessee.


                                Paragraph XII.

Miscellaneous agreements:
- -------------------------

1. The lessor has the right to view the lease object herself during business hours, or have it viewed by a representative after previous notification.

2. The property management company WIDEFLEX GmbH has the right to enter the building for service work and to read the meters at the end of the month.

3. The lessee will give a set of keys, which will be kept in a sealed envelope in the property management company's safe, so that the lease object can be opened in case of danger such as fire, water pipes bursting, short circuit etc.

    These keys will only be used by the manager of the property management company under supervision in case of immediate danger. The use will be reported to the lessee on the next day, and the keys will once again be placed in a sealed envelope and given to the property management for safe keeping. The lessee has the right to inspect the seal.

4. Locking installation: The lessee will have a locking installation put into building No. 8 + 8 a at her own expense. The construction cylinders which are there will be returned to the property management company WIDEFLEX GmbH.

5. Mr. Georg A. Wissler, Babenauser Strasse 4, 63762 Grossostheim is authorized for all legal valid declarations from the lessee to the lessor.

    In case Mr. Georg A. Wissler is absent he will nominate a representative who will be authorized to receive declarations .

6. Should a specification of this contract be, become, or remain legally invalid, the effectiveness of the remainder of the contract is not affected by this. The parties to the contract will replace the specific agreement with another, which comes closest to its meaning and commercial sense.

7.  Changes and supplements to this contract require written form.

8. Court forum and place of fulfillment for all obligations which result from this contract for both parties is Aschaffenburg.

9.   Supplements:
     ------------

     The following is included with this contract:

     Site plan IndustrieHandelsPark Nord
     Grossostheim                                  No. 5080 a from 03/08/1995

     Site plan parking spaces hall No. 8           No. 5080 b from 03/08/1995

     Ground plan ground floor hall No. 8           No. 5080 c from 03/08/1995

     Cross section hall No. 8                      No. 5080 d from 03/08/1995

     View hall No. 8                               No. 5080 e from 03/08/1995

     Ground plan office No. 8 a                    No. 5080 f from 03/08/1995



Grossostheim, 05.04.1995                     Grossostheim.  ...................


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GAW Vermogensverwaltung                      Viking Direct GmbH
   Georg A. Wissler